Exhibit 99.1

SWS Group, Inc. Reports Fourth Quarter

and Fiscal 2014 Financial Results

Remains on Track to Complete Merger with Hilltop Holdings

in Fourth Quarter of Calendar Year 2014

DALLAS, September 2, 2014 – SWS Group, Inc. (NYSE: SWS) (“SWS” or the “Company”) today reported a net loss of $304,000 for its fourth quarter of fiscal 2014, or $0.01 per diluted share, on net revenues of $63.2 million, as compared to a net loss of $32.5 million, or $0.99 per diluted share, on net revenues of $55.4 million for the fourth quarter of fiscal 2013.

For the 2014 fiscal year, the Company reported a net loss of $7.1 million, or $0.21 per diluted share, on net revenues of $266.4 million, as compared to a net loss of $33.4 million, or $1.02 per diluted share, on net revenues of $271.7 million for fiscal 2013.

“Our results demonstrate continued progress improving operating results through both cost-cutting and revenue initiatives,” said James H. Ross, Chief Executive Officer of SWS Group, Inc. “We delivered pre-tax profits for both the fourth quarter and fiscal year in each of our operating segments, while steadily advancing on a parallel track toward completion of the merger with Hilltop. Though market conditions remained challenging in fiscal 2014, we continued to successfully reduce classified assets and strengthen our banking subsidiary, while improving pre-tax results in our Clearing, Retail and Institutional segments.”

The increase in fiscal 2014 fourth quarter net revenues, as compared to the same period last fiscal year, was primarily due to a $13.6 million increase in net gains on principal transactions in the Institutional segment and a $1.6 million increase in other revenue, partially offset by a $5.0 million decrease in investment banking, advisory and administrative fees, primarily in the Institutional segment, and a $1.7 million decrease in commissions revenue, primarily in the Retail segment. The increase in net gains on

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SWS Reports Fourth Quarter Fiscal 2014 Results / 2

principal transactions was driven by improved market stability in the municipal finance and taxable fixed income businesses, as compared to the same period last fiscal year. The largest contributors to the increase in other revenue in the fiscal 2014 fourth quarter, as compared to the fiscal 2013 fourth quarter, were a $690,000 increase in income from the holding company’s limited partnership venture capital fund, a combined $605,000 increase in third party servicing fees in the Clearing and Retail segments and a $511,000 increase in gains related to the valuation adjustment for the Company’s deferred compensation plan investments. These increases were partially offset by $557,000 in decreases in other revenue in the Banking segment.

Operating expenses for the fourth quarter of fiscal 2014 increased $3.4 million to $62.6 million, from $59.2 million in the fourth quarter of fiscal 2013. The increase was driven by a $5.8 million decrease in the loan loss recapture at the Company’s banking subsidiary, Southwest Securities, FSB (the “Bank”), as compared to the fourth quarter of fiscal 2013, partially offset by a $2.5 million decrease in commissions and other employee compensation, primarily in the Retail segment due to a decrease in customer activity and in the Institutional segment following the Company’s exit from the corporate finance business in the fiscal 2013 fourth quarter.

The largest contributor to the $5.3 million decrease in fiscal 2014 net revenues, as compared to fiscal 2013, was an $8.7 million decline in net interest revenue, primarily in the Banking segment, due to a 24 percent decrease in the Bank’s average loan balance and a 50 basis point decrease in the Bank’s net interest yield. Commissions revenue decreased $6.1 million, due to a $4.4 million decline in Institutional segment commissions revenue driven by lower portfolio trading volume, as well as a $1.7 million decrease in Retail segment commissions revenue, which was primarily due to a decrease in the number of independent representatives at SWS Financial Services, Inc. Investment banking, advisory and administrative fees decreased $5.2 million for fiscal 2014, as compared to fiscal 2013, primarily due to a $5.2 million decline in taxable fixed income underwriting fees and a $3.6 million decrease in corporate finance fees following the Company’s exit from that business. These decreases were partially offset by a $3.6 million increase in Retail segment advisory fees, due to a 14 percent increase in assets under management in fiscal 2014, as compared to fiscal 2013.

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SWS Reports Fourth Quarter Fiscal 2014 Results / 3

Fiscal 2014 operating expenses decreased $5.9 million to $272.5 million, from $278.3 million in fiscal 2013. The largest contributor to the decrease was a $10.8 million reduction in employee compensation expense, primarily due to a $9.0 million decrease in employee salaries and benefits as a result of staff reductions in early fiscal 2014 and the Company’s exit from the corporate finance business in June 2013, and a $2.4 million decrease in incentive compensation, partially offset by a $694,000 increase in deferred compensation expenses. Other expenses decreased $3.9 million for fiscal 2014 as compared to fiscal 2013, primarily due to decreases in expenses related to Real Estate Owned (REO), regulatory fees and outside services at the Bank. A $3.1 million decrease in ongoing legal and professional fees was offset by $3.8 million of expenses connected with the proposed merger with Hilltop Holdings, Inc. The fiscal 2014 financial results include $3.6 million of expense due to the increase in the value of the Company’s outstanding warrants, as compared to a $3.6 million reduction in expense due to the decrease in the value of the warrants in fiscal 2013.

Clearing Segment

The Clearing segment reported pre-tax income of $1.2 million for the fiscal 2014 fourth quarter on net revenues of $5.2 million, as compared to pre-tax income of $56,000 on net revenues of $4.7 million for the fourth quarter of fiscal 2013. The primary contributor to the increase in net revenues was a $362,000 increase in third party servicing fees.

Operating expenses in the Clearing segment decreased to $4.0 million for the fiscal 2014 fourth quarter, from $4.7 million for the fourth quarter of fiscal 2013. The primary contributors to the decrease were a $287,000 decrease in commissions and other employee compensation, as well as a $405,000 decrease in operations and information technology expenses, primarily due to headcount reductions.

For the 2014 fiscal year, the Clearing segment reported pre-tax income of $3.3 million on net revenues of $20.2 million, as compared to a pre-tax loss of $481,000 on net revenues of $18.9 million in fiscal 2013. Clearing fee revenue increased 1 percent, primarily due to an increase in the number of general securities tickets processed and an increase in the revenue per ticket in fiscal 2014, as compared to fiscal 2013. Other revenue in the segment increased $1.2 million, driven by an increase in third party servicing fee income in fiscal 2014, as compared to the prior fiscal year.

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SWS Reports Fourth Quarter Fiscal 2014 Results / 4

Fiscal 2014 Clearing segment operating expenses decreased 13 percent to $17.0 million in fiscal 2014 from $19.4 million in fiscal 2013, primarily due to a 44 percent decrease in compensation expense and a 9 percent decrease in operations and information technology expenses due to headcount reductions.

Retail Segment

The Retail segment reported pre-tax income of $2.0 million for the fourth quarter of fiscal 2014 on net revenues of $26.8 million, as compared to pre-tax income of $1.3 million on net revenues of $28.5 million for the fourth quarter of fiscal 2013. The primary contributor to the decrease in net revenues was a $2.7 million decline in commissions revenue on reduced customer activity in the fourth quarter of fiscal 2014, partially offset by a $635,000 increase in advisory fees from a 14 percent increase in assets under management, and a $514,000 increase in other revenue, which included a $242,000 increase in third party servicing fees and a $203,000 increase in insurance revenue.

The Retail segment’s operating expenses decreased to $24.8 million in the fiscal 2014 fourth quarter, from $27.1 million in the fourth quarter of fiscal 2013. The decrease was primarily driven by a $1.7 million decline in commissions and other employee compensation due to lower commissions revenue and headcount reductions.

For fiscal 2014, the Retail segment reported pre-tax income of $9.6 million on net revenues of $112.5 million, as compared to pre-tax income of $2.5 million on net revenues of $110.4 million in fiscal 2013. The increase in net revenues was driven by improvements in the Company’s Private Client Group, due primarily to increased client activity and success in retaining key producers. Retail advisory fees increased $3.6 million in fiscal 2014, as compared to the prior fiscal year, with improvement in all areas of the segment due to a 14 percent increase in assets under management. Commissions revenue decreased $1.7 million in fiscal 2014, driven by a 6 percent decrease in the number of independent representatives and a decline in customer activity at SWS Financial Services, Inc., as compared to fiscal 2013. Total customer assets increased 8 percent to $15.4 billion at June 30, 2014, from $14.3 billion at June 30, 2013.

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SWS Reports Fourth Quarter Fiscal 2014 Results / 5

For fiscal 2014, operating expenses in the Retail segment decreased to $102.9 million from $107.9 million in fiscal 2013. The 5 percent decrease was primarily due to a $2.3 million decrease in commissions and other employee compensation expense, primarily as a result of reduced payouts to independent representatives, an $834,000 decrease in legal expenses, a $681,000 decrease in operations and information technology expense and a $491,000 decrease in travel and entertainment expenses.

Institutional Segment

The Institutional segment reported pre-tax income of $5.3 million for the fiscal 2014 fourth quarter on net revenues of $25.1 million, as compared to a pre-tax loss of $3.2 million on net revenues of $16.3 million for the fourth quarter of fiscal 2013. The 54 percent increase in net revenues was primarily due to a $13.6 million increase in net gains on principal transactions and a $1.1 million increase in commissions revenue, partially offset by a $5.7 million decline in investment banking fees. The increase in net gains on principal transactions was driven by a $7.2 million increase in municipal finance trading gains and a $6.4 million increase in taxable fixed income gains, as compared to the fourth quarter of fiscal 2013. Market turbulence in the later half of fiscal 2013 led to a significant increase in municipal and taxable yields, resulting in corresponding trading losses in the 2013 fourth quarter. The commissions revenue increase was primarily driven by a $1.6 million increase in the taxable fixed income business and a $641,000 increase in the portfolio trading business from an increase in shares processed. These increases were partially offset by a $1.1 million decrease in municipal finance business due to a lack of secondary market demand resulting from the low interest rate environment and deal flow disruptions.

Institutional segment operating expenses in the fourth quarter of fiscal 2014 were $19.8 million, as compared to $19.6 million in the fourth quarter of fiscal 2013. The primary contributor to the slight increase in operating expenses was an increase in commissions and other employee compensation from additional customer activity, primarily in the taxable fixed income business.

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SWS Reports Fourth Quarter Fiscal 2014 Results / 6

For the 2014 fiscal year, the Institutional segment reported pre-tax income of $23.5 million on net revenues of $108.2 million, as compared to pre-tax income of $20.9 million on net revenues of $107.9 million in fiscal 2013. Commissions revenue decreased $4.4 million, primarily due to a $5.5 million decrease in portfolio trading business on lower trading volumes and a $2.1 million decrease in the municipal finance business in fiscal 2014, as compared to fiscal 2013, partially offset by a $3.2 million increase in taxable fixed income commissions. Investment banking, advisory and administrative fees decreased $8.8 million primarily due to a $5.2 million decline in taxable fixed income underwriting fees and a $3.6 million decline in corporate finance fees. Net interest revenue decreased $2.0 million in fiscal 2014, primarily due to a $1.7 million decline in net interest earned in the Company’s fixed income businesses, as compared to fiscal 2013. In addition, the securities lending business declined $279,000 due to an 11 basis point decrease in the average net interest spread, partially offset by a 28 percent increase in the average securities lending balances. Fiscal 2014 net gains on principal transactions increased $15.2 million, as compared to fiscal 2013, primarily due to a $12.1 million increase in municipal finance trading gains and a $3.1 million increase in taxable fixed income trading gains.

Fiscal 2014 operating expenses in the Institutional segment decreased 3 percent to $84.7 million from $87.1 million in fiscal 2013, primarily due to a $3.3 million decrease in compensation expense due to the Company’s exit from the corporate finance business in the fiscal 2013 fourth quarter, partially offset by a $614,000 increase in quotation costs and a $425,000 increase in floor brokerage and clearing organization costs.

Banking Segment

The Bank reported pre-tax income of $2.2 million on net revenues of $9.2 million for the fourth quarter fiscal 2014, as compared to pre-tax income of $7.3 million on net revenues of $10.2 million for the fourth quarter of fiscal 2013. The decrease in net revenues was driven by a $557,000 decrease in other revenue due to a $636,000 decline in gains on SBA loan sales and a $228,000 decline in gains recognized on the valuation of the Bank’s equity method investments. These decreases were partially offset by a $305,000 decline in net REO losses and a $117,000 increase in the fair value of REO foreclosed property where

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SWS Reports Fourth Quarter Fiscal 2014 Results / 7

appraised values were greater than the loan’s book value. In addition, net interest revenue in the Banking segment decreased $395,000, primarily due to an 8 percent decrease in average loan balances and an 8 basis point decrease in the net yield on interest earning assets as excess cash generated from loan repayments was reinvested in an investment portfolio with lower comparable yields.

Operating expenses in the Banking segment increased to $7.0 million for the fiscal 2014 fourth quarter, as compared to $2.9 million in the fourth quarter of fiscal 2013, primarily due to a $5.8 million decrease in the Bank’s loan loss recapture, partially offset by a $719,000 decrease in commissions and other employee compensation expense, a $298,000 decline in REO related expenses and a $299,000 decrease in the Bank’s regulatory fees due to continued REO reduction and overall improvement at the Bank.

For the 2014 fiscal year, the Bank reported pre-tax income of $10.8 million on net revenues of $37.1 million, as compared to pre-tax income of $12.7 million on net revenues of $44.1 million in fiscal 2013. The decrease in the Bank’s net revenues was driven by a $6.3 million reduction in net interest primarily due to a 24 percent decrease in average loan balances and a 50 basis point decrease in the net yield on interest earning assets for fiscal 2014, as compared to the prior fiscal year. Other revenue decreased $741,000 to $1.9 million in fiscal 2014, from $2.7 million in fiscal 2013, primarily due to a decrease in the valuation of the Bank’s equity method investments and a decrease in gains on Small Business Administration loan sales.

Fiscal 2014 operating expenses for the Bank decreased 16 percent to $26.3 million in fiscal 2014, from $31.4 million in fiscal 2013, primarily due to a $2.8 million decline in commissions and other employee compensation and a $2.7 million decrease in REO related expenses due to continued REO reduction and overall improvement at the Bank. The decrease in operating expenses was partially offset by a $2.4 million decrease in the Bank’s loan loss recapture in fiscal 2014, as compared to the prior fiscal year.

At June 30, 2014, the Bank’s non-performing assets were $22.9 million, a decrease of 40 percent from $38.0 million at June 30, 2013. Total classified assets were $41.3 million at June 30, 2014, or 22.7 percent of capital plus allowance for loan losses, as compared to $67.6 million, or 37.4 percent of capital plus allowance for loan losses at June 30, 2013.

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SWS Reports Fourth Quarter Fiscal 2014 Results / 8

At June 30, 2014, the Bank’s Tier 1 (core) capital ratio was 14.1 percent and total risk-based capital ratio was 25.5 percent, compared to a Tier 1 (core) capital ratio of 13.5 percent and total risk-based capital ratio of 24.9 percent at June 30, 2013.

Conference Call

SWS Group will hold a conference call to discuss its results for the fiscal 2014 fourth quarter on Wednesday, Sept. 3, 2014, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The conference call will be broadcast live over the internet: http://www.videonewswire.com/event.asp?id=100334. An archive of the webcast will also be posted to the Company’s website at www.swst.com.

About SWS Group

SWS Group, Inc. is a Dallas-based holding company offering a broad range of investment and financial services through its subsidiaries. The Company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. SWS Group, Inc. subsidiaries include Southwest Securities, Inc., SWS Financial Services, Inc., and Southwest Securities, FSB.

Important Information For Investors And Shareholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. Hilltop Holdings, Inc. (“Hilltop”) has filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 containing a proxy statement/prospectus of SWS Group, Inc. (“SWS”) and Hilltop, and SWS and Hilltop will each file other documents with respect to the proposed transaction and a definitive proxy statement/prospectus will be mailed to shareholders of SWS after the registration statement on Form S-4 has been declared effective. Investors and security holders of SWS are urged to read the proxy statement/prospectus and other documents that will be filed with the SEC carefully and in their entirety when they become available because they will contain important information. Investors and security holders of SWS will be able to obtain free copies of the registration statement and the proxy statement/prospectus (when available) and other documents filed with the SEC by SWS or Hilltop through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by SWS will be available free of charge on SWS’s internet website at www.swst.com or by contacting SWS’s Investor Relations Department at (214) 859-1800. Copies of the documents filed with the SEC by Hilltop will be available free of charge on Hilltop’s internet website at www.hilltop-holdings.com or by contacting Hilltop’s Investor Relations Department at (214) 252-4029.

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SWS Reports Fourth Quarter Fiscal 2014 Results / 9

SWS, Hilltop, their respective directors and certain of their executive officers and other members of management and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of SWS is set forth in its Annual Report on Form 10-K for the year ended June 30, 2013, which was filed with the SEC on September 6, 2013, its proxy statement for its 2013 annual meeting of shareholders, which was filed with the SEC on October 3, 2013, and its Current Reports on Form 8-K, which were filed with the SEC on September 17, 2013 and October 1, 2013. Information about the directors and executive officers of Hilltop is set forth in its most recent proxy statement, which was filed with the SEC on May 2, 2014. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Forward-Looking Statements

This news release contains forward-looking statements. Readers are cautioned that any forward-looking statements, including those predicting or forecasting future events or results, which depend on future events for their accuracy, embody projections or assumptions, or express the intent, belief or current expectations of the company or management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially as a result of various factors, some of which are out of the Company’s control, including, but not limited to, volume of trading in securities, volatility of securities prices and interest rates, liquidity in capital and credit markets, availability of lines of credit, customer margin loan activity, creditworthiness of the Company’s correspondents, trading counterparties and customers, demand for housing, general economic conditions, especially in Texas and New Mexico, changes in the commercial lending and regulatory environments and other factors discussed in the Company’s Annual Report on Form 10-K and in the Company’s other reports filed with and available from the Securities and Exchange Commission.

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SWS Reports Fourth Quarter Fiscal 2014 Results / 10

Segment Results

(In thousands)

	Fiscal 2014		Fiscal 2013		4th Quarter 2014		4th Quarter 2013
		Pretax Income		Pretax Income		Pretax Income		Pretax Income
	Net Revenue	(Loss)	Net Revenue	(Loss)	Net Revenue	(Loss)	Net Revenue	(Loss)
Clearing	$20,244	$3,286	$18,938	$(481)	$5,151	$1,195	$4,748	$56
Retail	112,457	9,593	110,440	2,498	26,826	1,984	28,453	1,343
Institutional	108,211	23,515	107,947	20,866	25,094	5,275	16,329	(3,229)
Banking	37,051	10,754	44,101	12,742	9,205	2,168	10,157	7,303
Other consolidated entities	(11,601)	(53,258)	(9,773)	(42,315)	(3,069)	(9,985)	(4,242)	(9,185)

Consolidated	$266,362	$(6,110)	$271,653	$(6,690)	$63,207	$637	$55,445	$(3,712)

Non-GAAP Reconciliation

SWS has included the presentation of Adjusted Pre-tax Loss, which is Income (loss) before income tax expense, excluding the impact of the valuation adjustment for the warrants held by Hilltop and Oak Hill, the impact of legal and financial advisory fee expenses associated with the proposed merger with Hilltop Holdings, Inc., and the impact of the loan loss recapture for the banking segment. Adjusted Pre-tax Loss is a non-GAAP financial measure as defined by Securities and Exchange Commission rules. SWS believes that the presentation of this non-GAAP financial measure provides useful information by excluding these items, which may not be indicative of the Company’s core operating results. While management believes this non-GAAP financial measure is useful in evaluating SWS, this information should be considered as supplemental in nature and not as a substitute for, or superior to, the related financial information prepared in accordance with GAAP.

(In thousands)

	Three Months Ended		Twelve Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Income (loss) before income tax expense	$637	$(3,712)	$(6,110)	$(6,690)
Valuation adjustment for warrants	(3,237)	(3,877)	3,599	(3,613)
Merger agreement expenses	1,431	—	3,787	—
Loan loss recapture	(492)	(6,268)	(5,361)	(7,718)

Adjusted pre-tax loss (non-GAAP)	$(1,661)	$(13,857)	$(4,085)	$(18,021)

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SWS Reports Fourth Quarter Fiscal 2014 Results / 11

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

June 30, 2014 and June 30, 2013

(In thousands, except par values and share amounts)

	June 30, 2014	June 30, 2013
Assets
Cash and cash equivalents	$99,620	$111,046
Restricted cash and cash equivalents	—	30,047
Assets segregated for regulatory purposes	190,240	164,737
Receivable from brokers, dealers and clearing organizations	1,992,941	1,698,474
Receivable from clients, net of allowances	253,579	286,446
Loans, net	614,356	608,583
Securities owned, at fair value	235,625	209,633
Securities held to maturity	12,549	17,423
Securities purchased under agreements to resell	72,582	51,996
Goodwill	7,552	7,552
Securities available for sale	494,848	503,276
Other assets	102,014	91,160

Total assets	$4,075,906	$3,780,373

Liabilities and Stockholders’ Equity
Short-term borrowings	$59,000	$131,500
Payable to brokers, dealers and clearing organizations	1,913,976	1,532,971
Payable to clients	354,494	335,655
Deposits	1,000,139	993,719
Securities sold under agreements to repurchase	39,343	37,012
Securities sold, not yet purchased, at fair value	121,355	134,735
Drafts payable	27,641	28,889
Advances from Federal Home Loan Bank	77,130	97,565
Long-term debt, net	87,769	83,102
Warrants	27,796	24,197
Other liabilities	57,391	65,742

Total liabilities	3,766,034	3,465,087
Commitments and contingencies
Stockholders’ equity:
Preferred stock of $1.00 par value. Authorized 100,000 shares; none issued	—	—
Common stock of $0.10 par value. Authorized 60,000,000 shares, issued 33,312,140 and outstanding 32,757,177 shares at June 30, 2014; issued 33,312,140 and outstanding 32,629,213 shares at June 30, 2013	3,331	3,331
Additional paid-in capital	324,480	325,030
Accumulated deficit	(10,439)	(3,361)
Accumulated other comprehensive income – unrealized holding loss, net of tax	(4,519)	(5,334)
Deferred compensation, net	3,189	3,352
Treasury stock (554,963 shares at June 30, 2014 and 682,927 shares at June 30, 2013, at cost)	(6,170)	(7,732)

Total stockholders’ equity	309,872	315,286

Total liabilities and stockholders’ equity	$4,075,906	$3,780,373

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SWS Reports Fourth Quarter Fiscal 2014 Results / 12

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (loss)

For the three and twelve-months ended June 30, 2014 and 2013

(In thousands, except per share and share amounts)

	Three Months Ended June 30, 2014	Three Months Ended June 30, 2013	Twelve Months Ended June 30, 2014	Twelve Months Ended June 30, 2013
Revenues:
Net revenues from clearing operations	$2,163	$2,321	$8,839	$8,719
Commissions	28,976	30,655	119,534	125,620
Interest	21,566	24,654	87,067	97,350
Investment banking, advisory and administrative fees	8,918	13,894	40,021	45,255
Net gains on principal transactions	5,812	(7,768)	29,655	17,395
Other	6,387	4,822	26,172	23,775

Total revenue	73,822	68,578	311,288	318,114
Interest expense	10,615	13,133	44,926	46,461

Net revenues	63,207	55,445	266,362	271,653

Non-interest expenses:
Commissions and other employee compensation	46,388	48,908	196,470	207,246
Occupancy, equipment and computer service costs	7,457	8,189	30,614	31,278
Communications	3,341	3,352	13,435	13,277
Floor brokerage and clearing organization charges	1,121	1,027	4,495	3,940
Advertising and promotional	530	714	2,251	3,041
Loan loss recapture	(492)	(6,268)	(5,361)	(7,718)
Other	7,462	7,112	26,969	30,892

Total non-interest expenses	65,807	63,034	268,873	281,956

Other gains (losses):
Unrealized gain (loss) on warrants valuation	3,237	3,877	(3,599)	3,613

Income (loss) before income tax expense	637	(3,712)	(6,110)	(6,690)
Income tax expense	941	28,740	968	26,755

Net loss	(304)	(32,452)	(7,078)	(33,445)
Net income (loss) recognized in other comprehensive income (loss)	2,812	(6,819)	815	(8,079)

Comprehensive income (loss)	$2,508	$(39,271)	$(6,263)	$(41,524)

Loss per share – basic
Net loss	$(0.01)	$(0.99)	$(0.21)	$(1.02)

Weighted average shares outstanding – basic	33,025,387	32,896,814	32,996,779	32,870,003

Loss per share – diluted
Net loss	$(0.01)	$(0.99)	$(0.21)	$(1.02)

Weighted average shares outstanding – diluted	33,025,387	32,896,814	32,996,779	32,870,003

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CONTACT: Ben Brooks, Corporate Communications, 214.859.6351, bdbrooks@swst.com